EXHIBIT 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 15, 2000, relating to the financial statements and financial statement schedules of Mainspring, Inc., which appears in Mainspring, Inc.’s Registration Statement on Form S-1 (No. 333-30168) for the three years ended December 31, 1999.

PricewaterhouseCoopers LLP

Boston, Massachusetts
July 26, 2000